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Explanatory Note: This filing consists of the edited transcript to the first quarter 2007 earnings call, including certain questions and answers, held by Advocat Inc. on May 10, 2007. A replay of the conference call will be accessible two hours after its completion through May 17, 2007 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 57135944.
Advocat Inc.
Conference Call – 2007 Results
May 10, 2007
Operator:
Good Morning and welcome to the Advocat First Quarter Conference Call. Today’s call is being recorded.
I would like to remind everyone that in addition to historical information, certain comments made during this conference call will be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this call. Actual results could differ materially from those contemplated by the forward-looking statements made in this call. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, changing economic conditions, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. We cannot guarantee any future operating results, activity or performance or achievement. I would now like to turn the call over to Will Council, the President and Chief Executive Officer.
Will Council:
Good Morning. Thank you Antoine.
Yesterday, we issued a press release announcing our first quarter 2007 results. We will use this call to clarify points in the press release and give shareholders a chance to interact with management. I also want to update you on the progress of our facility renovations, strategic plans for the Company, guidance for 2007 and other important matters.
At this point I would like to turn the discussion over to Glynn Riddle, our Chief Financial Officer. After his commentary, I will return for additional discussion.

Glynn Riddle:
Thank you, Will.
We issued a press release yesterday covering 2007 first quarter results, and filed our Quarterly Report on Form 10-Q. I’d like to note that during the first quarter, we terminated operations at a leased facility in Arkansas, and our financial statements for 2007 and prior periods have been reclassified to present the operations of this facility as discontinued operations. Before getting into the particulars, the other general comment I would like to make is that, in retrospect, the first quarter of 2006 was an exceptionally strong quarter and this influences the prior period comparisons. Will is going to discuss this further later in the call. First, let me review some of the important financial results.
•	Operating income for the first quarter of 2007 was $2.8 million, compared to $6.6 million in 2006. The $3.8 million decrease was mostly the result of non-cash items totaling $3.3 million which included increased expenses of $2.7 million for non-cash professional liability and $600,000 in non-cash rent charges related to the renewal of a Master Lease agreement covering the majority of our leased nursing centers.

•	The Company had pre-tax net income from continuing operations of $2.3 million in 2007, as compared to $6.0 million for the prior year.

•	Net income from continuing operations in 2007 was $1.4 million, compared to $6.7 million in 2006. 2007 net income was reduced by a tax provision of $879,000, compared to net benefit for income taxes of $729,000 in 2006.

•	Diluted earnings per share from continuing operations were $0.21 in 2007 compared to $1.03 in 2006.
Now let’s look at these figures in more detail.
For the first quarter of 2007, revenues increased to $54.6 million from $52.6 million in 2006. This increase is attributable to several factors, including increased Medicare utilization in our nursing centers, increased levels of patient acuity, Medicaid rate increases in certain states, and Medicare rate increases.
The average rate of occupancy at our nursing centers was 78.3% in 2007, compared to 78.4% in 2006.
Our Medicare revenue was 32.3% of total patient revenues for 2007, compared to 31.3% in 2006, an increase of 100 basis points.
As a percent of total census, Medicare days increased to 14.8% in 2007 from 14.5% in 2006.
The Company’s average rate per day for Medicare Part A patients increased to $339.21 in 2007 from $321.53 in 2006, an increase of 5.5%, as a result of increases in Medicare rates and the acuity level of our patients. The average rate per day for Medicaid patients increased to $137.21 in 2007, compared to $132.37 in 2006, an increase of 3.7%.

Operating expense increased to $41.7 million in 2007 from $40.1 million in 2006.
The largest component of operating expense is wages, which increased to $24.8 million in 2007 from $23.4 million in 2006. This 5.8% increase is primarily attributable to increased costs of nursing care associated with the higher Medicare census, increased Medicare acuity and competitive labor markets in most of the centers operated by the Company.
The higher acuity levels of our patients led to non-wage cost increases in medical supplies and pharmacy costs of approximately $400,000.
These increased costs were partially offset by reductions in costs of workers compensation insurance, which was approximately $200,000 lower in 2007 compared to 2006 due to better than expected claims experience in 2007. Bad debt expenses were also approximately $200,000 lower in 2007 compared to 2006, due to improvements in collections.
General and administrative expenses increased to $4.1 million in 2007, compared to $3.5 million in 2006. Compensation costs were approximately $400,000 higher in 2007 than in 2006. Salary costs increased approximately $100,000 (or about 3.5%) due to normal merit and inflationary increases and approximately $100,000 due to new positions added to improve operating and financial controls. In addition, incentive compensation costs were approximately $200,000 higher in 2007 compared to 2006. You will recall that we had a large increase to incentive compensation accruals in the fourth quarter of 2006, which affects this comparison. If our operating results meet the expectations set forth in our guidance, we expect full year incentive compensation costs to be approximately $300,000 or about 23% lower in 2007 than 2006.
General and administrative expenses also included an increase of approximately $100,000 related to SOX compliance costs. The majority of our SOX compliance costs in 2006 were incurred in the last half of the year.
An alternative to an analysis of the income statement is to focus on the
Funds Provided from Operations, or Cash Flow:
We believe this is a valuable concept for following the Company’s performance. It shows cash provided from operations. It eliminates the effect of actuarial assumptions and reflects the actual cash effect of professional liability expense, and it excludes non-cash charges related to stock-based compensation and the tax benefit. The computation of Funds from Operations is summarized in our press release. For the first quarter of 2007, the Funds from Operations totaled $2.9 million, compared to $4.0 million for the first quarter of 2006 and $3.0 million in the fourth quarter of 2006. As noted previously, the first quarter of 2006 was an unusually strong quarter, affecting this comparison. In addition, funds from operations in the first quarter of 2007 included an accrual for expected cash income tax payments that were approximately $500,000 higher in 2007 than in both the first quarter of 2006 and the fourth quarter of 2006. Funds from operations were also affected by cash expenditures for professional liability which totaled approximately $743,000 in 2007 compared to $546,000 in 2006.
Working capital increased to $9.5 million at March 31, 2007, compared to $8.2 million at year end. Debt was reduced by over $1.7 million during the quarter. Shareholders’ equity increased to $5.2 million, compared to $3.8 million at year end.

2007 GUIDANCE
As set out in our press release, we are revising our previously issued 2007 guidance due to better than expected performance in the first quarter and the termination of operations at our leased facility in Eureka Springs, Arkansas. We are revising our 2007 annual revenue guidance down to a range of $220 million to $224 million, compared to the original range of $221 million to $228 million. This reduction includes the effects of the termination of the leased facility in Arkansas. Although total revenues are slightly lower, we are revising our guidance on net income from continuing operations upward to a range of $1.5 million to $2.0 million, compared to the original range of a loss of $100,000 to income of $400,000 We are also increasing our guidance for Funds from Operations to a range of $13.5 million to $14.5 million, compared to our original guidance of $13.3 million to $14.0 million.
The revised guidance reflects the impact of higher Medicare utilization, cost containment and changes in our accrual for professional liability experienced in the first quarter. This revised guidance does not include the effect of adjustments of prior year professional liability accruals that may be recorded in the remainder of 2007.
Based on an estimated 6.1 million fully diluted common shares outstanding, diluted earnings per share is expected to be a range of $0.19 to $0.28, compared to our original guidance of a loss of $0.08 per share to income of $0.01 per share.
At this time I will turn the call over to Will
Will Council:
Thanks Glynn. We are pleased with the financial and operating performance of the Company particularly given its comparison to what we believe was an exceptionally strong first quarter last year. Let me give you a little more color on that. During the first quarter of this year, 2007, our census declined from the fourth quarter of 2006. Looking back over prior years, we experienced the same type of decline in 2004 and 2005. However, in the first quarter of 2006, we actually experienced an increase in census from the prior sequential quarter. We think the 2006 experience was unusual and that is why we are pleased with the outcome of our first quarter this year. Some of the key outcomes I would like to mention are:
First, we had good Medicare utilization, at 14.8%, an increase over the prior calendar period. In addition, our average Medicare rate was higher than projected, primarily the result of treating patients with higher acuity. Our average Medicaid rate was higher than projected. Again, we had patients with higher acuity in Texas and Kentucky, which adjusts the case mix and the resulting average Medicaid rates in those states. This has been a key strategic and operational initiative for us; namely, to build on our strengths of providing care to medically complex patients which in turn provides us with greater revenues and profitability.
Second, in light of census and patient acuity, we did an excellent job controlling our wage and other operating expenses.
Third, our professional liability expense was lower than expected. As you know, our income statement professional liability expense is dependent on our actuarial studies. As a result, we are unable to determine if the lower professional liability expense will recur in future quarters.

I would now like to offer comments on a number of key items, including:
•	Facility renovation projects

•	Management and board of directors strategic planning initiatives, and

•	Acquisitions and other strategic opportunities
Our
Facility Improvement Projects
remain an important part of our overall strategy.
As of March 31, 2007, we have completed renovation projects at 5 facilities and one additional renovation was completed in April. We are also completing a partial renovation of our facility in Houston, Texas. This facility suffered water damage during a storm last summer and we are making the repairs covered by insurance and also spending approximately $500,000 in additional facility enhancements. We expect this project to be complete early in the third quarter. We have begun 1 additional renovation project and expect to begin 2 others very soon, with completion dates expected in the third and fourth quarter. These projects provide a complete, floor to ceiling renovation of our facilities and dramatically improve their presentation and marketability.
In summary and on a combined basis, financial information for the four renovated facilities that were completed before the start of the first quarter of 2007 is as follows:
•	On a combined basis for all four facilities, occupancy increased to 71.1%, compared to 64.5% in the prior year

•	On a combined basis for all four facilities, Medicare census as a percent of total census increased to 17.2%, compared to 14.2% in the prior year

•	Our first facility renovation opened in January 2006. Occupancy for the first quarter increased to 84.1%, compared to 65.5% in the prior year. Medicare decreased, but remained very strong at 18.0%, compared to 22.3%.

•	Our second facility renovation opened in July 2006. Occupancy for the first quarter increased to 78.4%, compared to 71.1% in the prior year and Medicare increased to 16.8%, compared to 11.9%.

•	Our third facility renovation opened in August 2006. Occupancy for the first quarter decreased to 44.3%, compared to 46.1% in the prior year and Medicare increased to 21.9%, compared to 15.0%.

•	Our fourth facility renovation opened in October 2006. Occupancy for the first quarter increased to 75.0%, compared to 72.9% in the prior year and Medicare increased to 14.0%, compared to 9.5%.

•	As we noted last quarter, the third renovation has been slower to develop than the first two. We have completed our market and operational analysis of this facility and have determined that we will open a Lighthouse Unit at this facility. Lighthouse is a closed unit that focuses on Alzheimer’s disease and other memory-impaired clientele. We expect to complete the minor capital expenditures and open the unit during the second quarter. We believe that we will see improved results at this facility as a result of the addition of this unit.

•	It should be noted that this information is for one quarter only and that the facilities are at different stages in the renovation life cycle.
At this time, I would like to talk about management and board of directors strategic planning initiatives.
I think it is worth reiterating that management and the Board of Directors has spent significant time the last several years strategizing on alternatives for the Company’s success. Our process culminated with the effective restructuring of the Company’s balance sheet and the elimination of the auditor’s going concern paragraph in their opinion accompanying our most recent annual report.
We continue that strategic planning process and I’d like to share with you a little bit more about our vision for the Company in 2007 and beyond.
We believe that we have created an entity that is now fiscally and operationally strong and capable of supporting a larger business. We believe that there is significant value to be created by the acquisition of skilled nursing centers.
Even a single acquisition with the right dynamics can have a significant accretive impact on our financial results. We believe that, in addition to our internal renovation and growth projects, the company should focus on growth through the acquisition of facilities. To that end, I’m pleased to announce the following strategic initiatives:
•	First, we are going to recruit and hire a development officer. This new position would report to me and would be responsible for leading our development effort.

•	We will generally pursue acquisitions of nursing centers, primarily consisting of single centers or a small group of centers. We will focus primarily on our existing state and regional footprint, but will consider acquisitions in contiguous or other markets that make sense.

•	One key criteria is that acquisitions be accretive to earnings and cash flow.
We believe that there is significant value to be created by the acquisition of skilled nursing centers. We don’t mean that we are going to acquire a large company at 12 times EBITDA. Rather, our analysis indicates that we can significantly improve our value with the addition of single facilities or a small group of facilities.
Another strategic opportunity for the Company is to consider a stock buy-back plan. This is an alternative that the board and management have considered and will continue to consider in the light of all the opportunities available to the Company. However, our analysis shows that, when all factors are weighed (including cost of capital, impact on the public float and average daily trading volume), there are more accretive investments available to the Company than the repurchase of our stock.

I would now like to turn the call over to Wally Olson, the Chairman of the Board
Wally Olson:
Good morning, and thanks Will and Glynn. I also like to add my welcome to everyone to our first quarter, 2007 conference call.
At this point, I’d like to take a few minutes to share my thoughts on Will and Glynn’s presentation, and add some background about our company. I know that many of you have become shareholders over the past 12 to 18 months, and there are probably some “oldtimers” who have been shareholders for 2 to 4 years. I have been a shareholder since 1995, have never intentionally sold any of my shares, and have exercised options to enlarge my position. We are all shareholders in a company that has been transformed over the past 4 years from a struggling, near-bankrupt company to a company that today has addressed and corrected most of our old problems. I hope you’re aware of our accomplishments in 2006, which included listing our shares for trading on NASDAQ; curing the defaults in our debt and refinancing all of our debt; renegotiating and extending our Master Lease Agreement for a total of 24 years, including renewals; selling our North Carolina assisted living facilities, and getting a “clean” opinion on our December 31, 2006 financial statements. Those accomplishments are pretty darned strong, and I am extremely proud of our management team.
So, you’re thinking this is all fine and wonderful, but “what have you done for me today”? That’s a fair and a correct question. For the first time in the past many years, management and your board of directors are now actively seeking growth opportunities. The ability to purse this course of action simply wasn’t available to us in the past, but now that we have taken steps to deal with the many legacy issues we had, we are in a good position to execute the new business plan and strategy that Will just outlined.
On another matter, I’m sure that most of you are aware, by now, that Todd Robinson and his associates are trying very hard to convince your board of directors to name Todd and two of his associates as new directors, in order, we believe, to attempt to force the company to engage in a related party transaction. Although Mr. Robinson owned no shares of the company at the record date, and now has bought only a token 100 shares, he has threatened to attempt to disrupt our annual meeting of shareholders by soliciting proxies and refusing to attend the meeting in order to block a quorum. I think our response to him in our recent press release and SEC filings is not only appropriate, but mandatory on us as fiduciaries for the company and its shareholders. I have thought long and hard about this, as has our board and management, and we just cannot see any value to the shareholders in adding Mr. Robinson and his nominees as unelected directors for the sole purpose of accomplishing THEIR goal of selling assets to the company. As Will has outlined, and I support, we are all for pursing a growth strategy for the company. However, we want to analyze all acquisition possibilities objectively, in an organized way, with the only criteria being enhancement of our shareholders’ value.
Further, and finally, I’d like to address my personal involvement with the company. I am very active and involved with many aspects of the company as your elected representative on the board of directors. I’m serving my second three year term, and have been chairman since 2003. However, I am not an executive with the company and at this point in the company’s and my life, I am not involved in its day to day business. I feel that the Company’s CEO and CFO, as is the case in almost all companies, are the appropriate people to interact with shareholders and the other business contacts of the company. Please don’t take my lack of direct contact to indicate anything other than my strong support of our management team and company.
We had a very good first quarter, and we are looking forward to an exciting 2007 and beyond.

Thank you and I’ll turn the call back to Will.
Will Council:
Thank you Wally. At this point, I would ask Antoine to open the call up for questions.
At this point, I would ask Antoine to open the call up for questions.
Your first questions come Derrick Dagnan with Avondale Partners.
Derrick: Hi Good Morning and good quarter. I have a few questions that are kind of operational focus. One, I know you guys usually look at Medicare pricing as increasing once a year, but, I kind of noticed a pretty big sequential jump from the December quarter and the March quarter and I know you addressed acuity and I guess, does that also apply to the pricing level in Medicare between December and March.
Answer: Yes it did Derrick. We monitor the percentage of the patients we care for that are Medicare in each of the various RUG groupings, that’s Resource Utilization Grouping, that Medicare establishes to determine the acuity of patients and also to determine the amount you will be paid for each of those patients. And we saw an increase in our acuity, an increase in our RUG grouping which helped drive that increase in the Medicare rate in the sequential quarters.
Derrick: Okay, if you will look at the portfolio, are you seeing that increase in acuity more so in the renovated properties or is it kind of across the board.
Answer: I think it’s across the board Derrick. That’s one of the things that will ebb and flow depending on what’s happening in the community. I mean it really is dependent on the patients that are available to us, so you will see the ebb and flow across the Company. Certainly we have seen growth in Medicare in most of our renovated facilities and I’m sure that they have some of that as well.
Derrick: I would like to move on to one more — forgive me if this is in the 10-Q, I haven’t made my way through all of it, but, did you give an update on the West Virginia project? Is that still in the hopper.
Answer: It is still in the hopper. We may have had a brief comment on it in the 10-Q. We really haven’t updated it much because there isn’t much to say. We have a hearing scheduled with the State of West Virginia in June and that’s kind of the next step in the process.
Derrick: Okay. Then, I guess one question on the acquisitions and I’ll jump back and let other people ask questions. The potential acquisitions I know, you know the initial fear is you look at Genesis Healthcare and Manner Care and what’s going on there with the stock prices and valuations, has the common mom and pop operator in your market, do they realize that that is occurring.
Answer: I think they see it to varying degrees. I think they see some of the benchmarks that come from that. Certainly looking at EBITDA, seven or eight times EBITDA or even higher than that. I think they are also looking at the average price per licensed bed. But, I think you quickly get beyond sort of trying to compare to that and get into a, “well that’s all well and good, but, what is your facility doing and what is it worth to us” and I think that we will see, we have done some analysis of some of the acquisitions that have been completed recently and those include large ones but they also include some small ones. And we hare seeing that there are transactions occurring in sort of a five to eight times EBITDA range which is something that I would consider to be fairly reasonable and frankly would be, you know if we can complete acquisitions in that range, would be fairly accretive to our company.
Derrick: Okay, when you say five to eight times, is that to the seller, I guess, valuation to the seller and then the buyer would have improvements to make or savings on I guess overhead costs or something like that. It would make it more attractive to the buyer.
Answer: Potentially that’s correct. We would clearly be looking for acquisitions that we could get for a reasonable price based on seller’s results and also acquisitions we would hope we could bring synergy and improvement to.
Derrick: I’ll hop back and let others ask questions, I may come back. Thanks.
Answer: Thanks Derrick.
Your next question comes from the line of Michael Safrinsky with Onyx Capital. Please proceed sir.
Michael: Good Morning.
Answer: Hi Michael.
Michael: How are you doing. I’m looking at your guidance and I’m curious how much of that increase in guidance is the result of selling a losing facility.
Answer: The facility was basically a break-even proposition. So, we lost some revenue and also lost some expense from that but it was basically break-even for cash flow purposes and operating income purposes, so it really was more of a “get out of a facility and lessen our professional liability” exposure and concentrate on other facilities where we think we would be more successful.
Michael: How much of it was as a result of you lowering your reserves for professional liability for the rest of the year.
Answer: That’s two points, I guess. It is a part of increase in the net income number. We only looked at the reserve reduction in the first quarter and we are not looking ahead and forecasting any further reserve reductions, but, all of those reserve reductions are non-cash and we did increase our cash flow, our funds from operations guidance upward. I think it had been a range of 13.3 to 14 million and we increased it to 13.5 to 14.5 million. That cash flow increase is the result of what we see in approved operating performance.
Michael: But, the only reason I’m confused a little bit is that the last call, which was the beginning of March, you are more than half-way through the quarter you should have been able to see a lot of this cash flow coming in already. That’s why I’m a little perplexed by how you have to lower guidance then and you are increasing guidance now.

Answer: Well, I think one of the things you have to keep in mind is that call was early in March and at that point in time we had results for January but hadn’t really had too much time to focus on them as we were busy trying to get our audits complete, trying to get our Sarbanes-Oxley compliance complete and also preparing to provide guidance for the first time. So, certainly we were looking at the January results with an eye for what they would do, but, the quarter was by no means in the book at that point in time. So, we put forth our best efforts on guidance on March 2 and we are now revising that and again putting forth our best efforts on guidance.
Michael: Okay. Now, my next question is regarding your development officer. What qualifies him or any of you, I mean, you’re excellent operators right now, but, you sort of go out and make massive acquisitions and grow the business significantly what’s his experience and what’s your experience in that matter and where are you going to get the money?
Answer: Well, we haven’t yet hired the development officer, we have begun recruiting for one. We are looking for someone who has a background in development. Obviously, a background in healthcare development and lastly, preference would certainly to go someone with a background in skilled nursing development. We think that we have the money available to hire the right person, get them incentivized in the right way and get them in here where they can begin to help us chase down some of the acquisitions. We are currently doing some of that acquisition chasing ourselves and we will continue to do that but we just felt like it with time to go ahead and bring a development officer in who could help us do that. And, we think we could do that for a fairly reasonable sum and with appropriate incentive based on performance.
Michael: Where are you going to get the money to finance acquisition.
Answer: I apologize, I missed that. Certainly. We believe that we can make acquisitions in a number of different ways. First and foremost, we can always access the REIT marketplace and finance facilities generally at 100% using the REIT capital. We also believe that we have access to mortgage financing if we can provide 25-30% of the equity component, we can get access to the mortgage finance marketplace. We also are in the process of evaluating alternatives for a working capital line of credit which may or may not be available to help finance acquisitions. In the event, we uncover a really strong acquisition that may require other sources, we would look for other sources.
Michael: Now on to what you were saying about Mr. Robinson. I didn’t read that into this Proxy. I think I basically said that he would speak with you and Mr. Olson about a combination and then it sounded like things were dropped off and then he wanted to get onto the board but those were sort of mutually exclusive. He was willing to merge the companies and not be on the board. I just didn’t read that into it, so I’m trying to figure out if that is some face-to-face meetings you had or is that a defense mechanism.
Answer: Well, I guess my commentary on that is as follows:

     It surprises me that non-vested outsiders apparently believe that they should be granted board seats simply because they ask for them and threaten a proxy battle if we don’t accede to their request. I don’t think that any company would react kindly or favorably to such a request.
     Our dealings with these individuals have been limited to very brief discussions about a possible combination of their homes with Advocat. I believe that these individuals have mischaracterized those discussions.
     In late 2005, during initial discussions, I felt the other party was trying to use their group of nursing homes to obtain control of Advocat. In addition, they seemed to have conditions that were unreasonable or not practical to accomplish.
     The latest communication from these individuals was an email that was couched in terms of “put our guys on the board and then we can start negotiating transactions for the facilities we own or represent”. I am perfectly willing to consider the acquisition of some or all of the facilities operated by these folks, but I don’t feel I would best represent my existing shareholders by naming them to the board prior to beginning negotiations.
     I personally believe that the Company’s performance over the last several years has been very good and the current board and management team has been responsible for that performance. I am not going to stand before you and claim that we have executed perfectly in all respects, but I do believe that this company has performed extremely well under the leadership of those groups and will continue to do so in the future.

So, that’s kind of my comment. I don’t know if that gets to the heart of your question or not Michael.
Michael: My question is that, as you said on the last call, you brought the Company back from the brink of bankruptcy and that’s completely and very admirable. As far as creating shareholder value goes, it seems that the new initiatives, I am very impressed with them, but, as you said you are not going to engage in a buyback. You decided not to entertain an offer at $22 last year. Like Wally said, “What have you done for me lately to increase shareholder value.”
Answer: I have no idea what you are talking about us failing to consider a $22 offer. That’s news to me. I wish that they would have gotten that to me.
Michael: It was last July wasn’t it. Maybe it wasn’t.
Answer: There was a letter posted to the Company that included in it what would appear to be an offer to buy the Company, but, as we tried to dig into that and tried to ascertain whether or not there was a real buyer there, we were unable to conclude any umph behind the bid, if you will. So, we did not consider it an offer that we really could have considered at that time.
Michael: Okay. Thank you.
Your next question comes from the line of Evan Greenberg with Meadowbrook Capital. Please proceed sir.
Evan: Yeah, I noticed Wally’s appearance on this call and Wally wasn’t on the last call. I wanted to know the reasoning behind coming on this call.
Answer: (Wally) I have been on all the calls since we started making conference calls and I simply was unable to participate in the conference call earlier this year. I’m here today. I plan to participate in the future.
Evan: Okay. Alright, thanks a lot.
Answer: Thank you Evan.
Ladies and Gentlemen as a reminder if you wish to ask a question, please press *1. Please stand by for your next question. Your next question comes from the line of Peter Lux (?) from Smith Barney. Please proceed.
Peter: Good Morning.
Answer: Good Morning.
Peter: You addressed the clarity of rule FD. You said that weren’t aware of an offer but that it was an actual offer made by I think Bristol Capital that was in a filing back last year, in the fall of last year, I think the price was not $22, but, more in the area of $16.80 and it bothers me that you guys never actually put that out to the world. Fair disclosure is what you preach seems that wasn’t fair disclosure as stockholders didn’t have an idea that there was in fact an offer and it was actually a filing with the SEC. In addition, under fair disclosure, it seems, I’m reacting on rumors but there is some talk, rumors around that you guys are hired your own investment banker. If that’s true, I would think that’s significant and should be announced to the world so investors can decide all the facts whether than to play uphill and in some cases blind in one eye.
Answer: Well Peter, I appreciate your questions. I don’t think it’s appropriate for us to make public offers that we get that we don’t feel like it has anything behind them. We made several attempts to validate the offer that we got last summer and we were unable to do that. And, when we are unable to verify that there is a valid offer, I don’t think it’s in our best interest or the shareholder’s best interest to talk about that.
As to investment bankers, I think we were pretty clear last fall that we had used the services of an investment banker to help us evaluate the Omega Restructuring and certainly have continued to seek advice from folks when appropriate.
Peter: In addition, you talk about values. I mean this industry, the consolidation over the last year in a half or two has been significant and we mentioned, or Derrick mentioned several transactions that are pending now, with rates, cap rates, being where they are now, rather than having to cull through what might have been an picked over industry, don’t you think the values in your Company also deserve not only to be perhaps exposed to others who might want to acquire our shares or our properties.
Answer: Well, certainly if there is someone out there that is interested in acquiring Advocat shares, it would be our fiduciary duties to listen to them and we will do that if that is appropriate, if someone is out there that wants to do that.
Peter: Finally, the way you guys have forecasted, especially as it relates to professional liability, it seems that your accuracy is almost like the Johnny Carson/Karnack the way you are sort of taking shotgun approach at guidance.
Answer: Well, thank you. I’m not sure I know how to respond to that. I guess we’ll move to the next question.
Your next question comes from the line of Derrick Dagnan with Avondale Partners. Please proceed.
Derrick: Yeah, I wanted to come back and ask another question on the forward-looking side and taxes. When you guys report the GAPP results and you are applying like a 38% tax rate to the GAPP pretax income and that includes the GAPP professional liability expense. Correct?
Answer: Correct.
Derrick: So, then when you look at that FFO there is an adjustment to get to the cash professional liability expense and I was just wondering when you go back and look and if you wanted to adjust the income statement to reflect the cash professional liability expense, then you will be overstating the taxes if you used the reported GAPP tax number. Is that fair to say?
Answer: I’m not sure, Derrick, I’m not sure how to answer your question, except to say that the difference between the book number and the cash number for professional liability creates a timing difference or a temporary difference for tax purposes. When we compute our book tax expense, we are using the book number to compute the reported financial statements total tax provision. All we will get to deduct in the tax return is the actual cash outlay. Any difference between that book and cash number is going to give rise to deferred tax provisions or benefits.
Derrick: Right.
Answer: You’ll see those deferred tax provisions or benefits in the funds from operations numbers.
Derrick: So, if we had another quarter where you had a benefit from professional liability expense on the GAPP income statement, there is a chance of you having a large deferred tax benefit there.
Answer: That’s right we had a tax number. The number you will see will look like 38 or 39% of the tax income.
Derrick: Okay. Alright. Thanks, I’ll get out again.
Your next question comes from the line of Igor Otsium with Soma Asset Management. Please proceed.
Igor: My question has been answered. Thank you.
Answer: Thank you Igor.
Your next question comes from the line of Michael Safrinsky with Onyx Capital. Please proceed.
Michael: I just have one more question. I hate to beat a dead horse, but, your thing about the self dealing and the related party transaction. It’s not uncommon that when a company merges with another company new shareholders get board representation. Is that something that you would consider looking at or you just really don’t want this individual on this board.
Answer: You know I would certainly consider that within the right circumstance you know presented to me, but, in the discussions that have taken place we just haven’t gotten to the point where it was the right time to start thinking about that. That is certainly something if there was a combination out there of some size, it would not be unreasonable to complete the transaction and at closing, add someone to the board.

Michael: What’s your sweet spot for transaction size. Would you prefer to do it with stock or debt.
Answer: I think we don’t have any true reference at this point in time. We are going to go out and find acquisitions that will be the best fit and most accretive to Advocat and we will look at our financing alternatives when we find those acquisitions.
Michael: Right. Obviously, you can’t go out and make a $1 billion acquisition. There is a limit on what you can really do. A $1 billion acquisition would essentially be selling the company to a larger company in a reverse merger.
Answer: Right. I think we commented that our interest is in primarily in single facilities or small groups of facilities.
Michael: That are on the same footprint as you are.
Answer: Yes sir.
Michael: Have you given thought to have an external manager to run the Company or are you confident in your current operators’ abilities.
Answer: We are the operators.
Michael: I understand, but, as far as hiring an external manager to sort of, you have done a wonderful job on preaching your acuity mix, but, if there was someone in your footprints who had expertise to this, would you be open to that.
Answer: No, because I think we are doing a great job of that as we have demonstrated over the years.
Michael. Okay, great. Thank you.
Answer: Thank you.
Your next question comes from the line of Naveen Jeereddi, please proceed.
Naveen: Hi gentlemen. I just have a few questions. I guess the first is what is the actual, you mentioned that you thought about the buy back versus growth. You mentioned that a handful of differenct factors, how did you think about cost of capital when you think about accretion in terms of growth versus a stock buy back. What should the metric be that you hold yourself up to.
Answer: Well, we analyzed it from the perspective of if we borrowed money to do an acquisition or we borrowed money to do a stock buyback and we estimated a cost of that, I think the relationships between those two transactions will stay generally the same whether you assume that we borrowed money to do it or you assume that we used existing cash on hand, which still has a cost of capital or other sources of financings to do those transactions. And, when you do that and when you compare to an acquisition that let’s say you can do in the six to eight times EBITDA range, the acquisition is significantly more accretive than using the same funds to do a buy back of stock. Again with the cost of capital assumption that’s appropriate for our Company.
Naveen: I got it. So, the right way to think about it is that you will be doing acquisitions that you are buying facilities on a cheaper multiple to cash flow than you trade at right now. I mean give and take. Otherwise it would make sense to buy back stock.
Answer: Yes
Naveen: Okay. The second is what is the commercial logic for the growth. Is it that you have an operating base that you can, you have operating expertise that you can expand or is it that the economies of scale of more facilities, is it entering into hospice, what’s the reason why the Company is in a particularly unique spot to grow.
Answer: I think we can achieve some economies of scale. We have obviously corporate overhead that will, I think support relatively easily a larger organization. So I would like to grow the organization to utilize some of that corporate overhead. I also believe that we offer some things that are unique to the profession. We have some unique and proprietary programs for bringing quality metrics to a nursing home and improving their quality performance, which should lead to improved census and improved Medicare metrics. We have also proven the ability to grow a Medicare utilization and I think there are facilities out there that haven’t reached that point yet and therefore we can bring that to the equation as well. And, the last thing that I would mention is I think we figured out the right way to renovate sort of older or underperforming facilities and bring them in line that makes them more competitive in the current market place.
Naveen: Are you seeing opportunities out there in terms of kind of like real assets you think that are actionable and you think that you can buy in kind of the next 12 months or 18 months or is this more of a long term strategy where you think some assets might show up. How should we think about the reality of your acquisition opportunity.
Answer: I think there are plenty of acquisition opportunities out there.
Naveen: At attractive prices, I guess that’s what I meant.
Answer: Yeah. I think, you know, to be honest, we haven’t gone far enough down the road to know whether the prices are attractive or not. What I mean by that is the offering memorandum may appear not attractive, but, what they are asking may not be what they would actually sell it for. So, I think what we have to do is spend more time evaluating those acquisitions and getting to the point where we are comfortable making a real offer and start seeing whether we can be successful at the prices we are willing to pay. There are, one of the factors of our profession is that it is still very fragmented. The larger companies control only 15-20% of the nursing facilities out there, so, there is a great marketplace of potential available to us. It is something that I think we can be effective in. I think you mentioned a timeframe of 12-18 months. I think we can be effective in that timeframe, but, it is also something that where you start building your list today and you may have to look at 10 to buy one or your may have to look at 15 to buy one. So, your list sort of start getting larger and longer and maybe you can have more success three years from now than you can in the next 12-18 months, but, if you don’t start, you can’t ever get there.
Naveen: Yeah. I mean I guess my last one is a comment is that I think the spirit of the Proxy insider issues and I think some of, we as large shareholders, I think we own just under 5 % of your Company. The spirit of this discussion of you and the board is pretty simple, is that you have affectively built a great platform, you carried the Company though a tough time and now you are sitting on a very good asset and platform and there are a number of things one can do and if you are going to choose, I think it’s clear that your assets are undervalued today because a lot of the interest behind the Proxy, behind at least what I’m reading into all of this is that you guys can sell the Company for a price that’s clearly higher than the stock today. More importantly, you are saying that there is a growth opportunity, so as you weigh those two opportunities, including buying back your stock, which creates value for your shareholders and clearly liquidity is an issue in creating long-term value, the bigger priority, or growing, you are going to have to hold yourself up to that timeline to figure it out because your business is generating cash and there are a number other players that are taking the same strategy in trying to roll up the industry. So, I would say, I guess my question is, my comment is as you think through, try to be transparent and let us know exactly what you’re planning and when you’re spending a dollar of the Company’s money that you kind of thought long and hard about that dollar versus buying back your stock because frankly, you know, if you can find stuff that’s trading cheaper than you and you think it’s accretive, than I think everyone will be supportive of it, but, that’s a question right.
Answer: Yes, I will thank you for your comment and your question. I agree with you and we will do that. I mean, first of all, we will not spend any dollars of the Company without believing that it’s the right place to spend the dollars and so we will do that.
Naveen: I guess lastly, you know that I think that you, as management team, has taken a very conservative approach to managing your business and communicating with your shareholders which is clearly the right approach. One thing to think about on the IR front if you are contemplating needing capital or further debt in order to do any transactions of any size, you really want your share prices to reflect the value of the assets, so you might want to think about how you communicate with the street because your market cap is tremendously larger than 12-18 months ago so it’s sort of a different game today and as a shareholder I think it’s beneficial to reduce your cost to capital to have a higher stock price. I mean how much stock I own I’m not trying to increase your stock in a short amount of time. I’m saying if you’re thinking about accessing the capital market for cash, debt, or equity, you will want to converge this gap where you trade and where comparable companies trade.
Answer: I agree with you Naveen. That’s part of the reason, well, I agree with you.
Naveen: Okay. Thanks

Answer: Thank you.
Your next question comes from the line of Raymond Dirks with Brook Street Securities.
Raymond: Good Morning. Congratulations Will and also to Wally for his comments, which I totally agree with and the previous speaker echoed a lot of what I talked about in terms of getting out there and seeing potential shareholders too because I think you get a lot of buyers particularly at these healthcare conferences and I think you have taken steps on getting started on that and I hope intensify that effort here as you said your probably would after the first quarter earnings demonstrated that you are moving along very nicely on the operational side.
The only other thing I wanted to ask was about the professional liability situation. In the past you given some further clarity to that in terms of how many claims you have incurred. In other words some of these incidents that happened as I understand it don’t rise according to the claim level and are taken care of or, they go away, one way or the other. I guess during each quarter you have a certain number that pop up in the claims category as defined by your attorneys or whatever, or yourself, and I was just wondering how many of those have those been? In the first quarter of this year through March and also perhaps since then as opposed to the prior quarter in the prior years.
Answer: Well, thanks Ray for your commentary and as to your question. Yeah, the number that we disclosed and Glynn pointed out for this quarter, we disclosed the number of outstanding claims as of the end of the quarter and I believe when Glynn finds it, it will say 15 because I think that was the number. That was the number that we have been somewhere 15 — 20 every quarter for several quarters now.
Raymond: Right.
Answer: I think we may have dropped below 15 at times during the quarter and then come back up, but, we seem to be sort of at a stabilization point with the number of claims that are outstanding at any particular point in time.
Raymond: Right. Has there been any per claim, has it been any change in that, I mean, in terms of what you think is more likely to develop and so forth. In other words, you don’t have any huge claims that suddenly arisen here in the last few months or whatever.
Answer: We certainly don’t have any claims that have arisen to the level that we would want to talk to about them individually.
Raymond: Okay.
Answer: Certainly, I don’t think anyone can argue that we don’t spend a lot of time describing our potential liability situation. I didn’t want to get forget your initial question, let it slip by either Ray, we do intend to continue to recount the shareholders and continue to increase our profile with our existing shareholders and also potential new shareholders. So, yes, I think we can look for us at some of the healthcare conferences and you can also look for us to be making visits again in the near future.
Raymond: Great. I think that will help your stock prices. Thank you very much.
Answer: Thank you Ray.
Your next question come to the line from Chad McCurdy with Institutional Equities. Please proceed.
Your next question come to the line from Moses An with Tala Investments. Please proceed.
Moses: Hey Will. Thanks for taking my question. I just have a quick clean-up question on Arkansas facility that you guys shut down. Are there any other facilities that you are targeting at this time? Are you even at that level and you’re just thinking about exiting as well.
Answer: At this point, the answer is really no. We do have some facilities that are among our poorer performers, but, we also have those facilities slated for renovation. They are either already in renovation or slated for renovation. So, we intend to invest in those assets and improve them.
Moses: Got it. Along those lines, how many of those are Company owned versus leased?
Management: I would say that the majority of them are REIT facilities, but, there are a couple of owned facilities that we are taking a look at.
Moses: Got it. In terms of the reminder of the facility renovation program for 2007.
Management: Yes sir.
Moses: Are these going to be leased facilities or Company-owned facilities?
Management: Well the one that is in process and we expect it to open in July is an owned facility and the other ones that we are looking at are leased facilities.
Moses: I’m just trying to get a better sense of capital expenditures. In know historically, you guys have been running $3-$4 million.
Management: Yes.
Moses: Just trying to understand kind of your capital expenditure came in pretty significantly in the first quarter and how much of that $14 million will be used this year for renovations.
Management: The facility that we opened that renovations were complete and we opened in April, was an owned facility, Moses. The total renovation on that property was around $1.1 million. Some of that was spent in the fourth quarter but the vast majority of that was spent in the first quarter. In addition, the project that will open in July was ongoing in the first quarter as well. So, the capital expenditure for the first quarter was largely renovation related.
Moses: That’s helpful. In following up with one of Naveen’s questions, I wanted to understand your cash balance. It’s currently $12 million over about $2 a share and I just kind of wanted to understand in relation to the whole cost of capital discussion if you weren’t able to find attractive opportunities, what are the board and management thoughts in terms of use of cash.
Management: Well, I think that is a great question. You know, our discussions on use of cash is centered around a couple of different things. Number one, as a Company that is self-insured for professional liability, we feel like we need to maintain a little bit higher cash reserve balance than you might otherwise see just in the event something happens along those lines. So, certainly some of that cash balance we feel like is necessary to sort of be prepared with a self-insured situation. We would also expect that we could make equity contributions out of some of the cash either on balance sheet or that we will be generating to do some of the acquisitions.
Moses: You also have a working line of credit as well too, right?
Management: We do have a small working capital line of credit. Yes.
Mosese: Would you characterize the appropriate amount of cash that you guys need in order to maintain the higher cash balance for your self-insured insurance purposes.
Management: I don’t know that we probably could comment on what that number would be. Probably be best not disclosing that.
Moses: Okay, thank you guys.
Management: Thank you Moses.
There are no further questions at this time, I would now like to turn the call back over to management.
Management: Antoine, it looks like Chad McCurdy has tried to get back in. Can we go ahead and take his question and then we will cut it off.
Your next question comes from the line of Chad McCurdy with Institutional Equities. Please proceed sir.
Chad: Sorry about that guys I had my cell phone muted to try to preserve the road noise here. I hope you can hear me now.
Management: Yes, we can.
Chad: Okay. I can’t help but notice that the tone of the call this quarter seems to be much better than last quarter. I’m not really sure, I don’t really see a significant change in the business other than it looks like you guys are continuing to get on your business plan. I mean it’s almost like for some reason we’ve had a level of distrust of the management of the Company that began to develop there and I’m really sure where that came from. I did hear the gentleman from Smith Barney earlier asking a question about a rumor, which I had heard as well that you guys had hired an investment banker for the purpose of doing a management buyout of the Company. I didn’t get to hear your response to that.
Management: That’s not true. I can’t answer it any differently that is not true.
Chad: Right. Thank you very much. That was my question. I personally didn’t understand the distrust that seemed to be developing there, you guys seems to be doing a great job, I have bought more stock during the last quarter and look forward to being a long term shareholder here.
Management: Sounds great Chad, thank you.
Chad: Thank you.
Your next question comes from the line of Chuck Lipson with CSL Associates. Please proceed sir.
Chuck: Yes, my one area of contention is backing up out to $2 in cash that you have and the stock is selling for about 5x EBDITA, yet you are willing to look at acquisitions up to 8x EBDITA and that would give you, you know your stock is worth 8x somewhere over $20, so I just don’t understand why a stock buyback isn’t higher on your priority list.
Management: Well, again, when we looked at a stock buyback we determined to be again figure factoring in an appropriate cost to capital and also considering the effect that it would have on our liquidity and our daily trading volume, we don’t deem it is marginally accretive again considering the cost of capital and we don’t deem it to be the best use of those funds at this point in time.
Chuck: I believe there is disconnect there. But, the fact of the matter is when the stock work, it trades liquidity, like when the stock was working. When it doesn’t work, the volume dries up because people aren’t interested. I think having someone under the market here so that the stock doesn’t drop a $1 or $2 and someone wants to get out of it, would actually help your liquidity because people wouldn’t be so afraid that there is no other buyer.
Management: We appreciate your comment. This is something that we look at all the time and this is not a conclusion that holds true forever. This is a conclusion as of today.
Chuck: Last question, I noticed that you did do some insider buying which I certainly appreciate. But, management doesn’t own all that much stock, why is this?
Management: It really is a long historical perspective on where this Company has come and where it’s gone. At this point in time, the board has done a number of things to align management interest with those of the shareholders and the board, I think feels like we are appropriately represented in that respect in this point in time.
Chuck: Thank you.
Management: Thank you.
If there are no further questions at this time, I will now like to turn the call back over the management for closing remarks.
Management: Thank you Antoine. I would like to thank the shareholders for their attention today and look forward to speaking with you in the future.
This concludes our presentation, you may not disconnect. Good day.
After Questions
That concludes our call today. We appreciate having the opportunity to communicate with our shareholders and look forward to reporting the progress of our company.